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                                                                    Exhibit 23.4


            CONSENT OF HILL, BARTH & KING, INC. INDEPENDENT AUDITORS

     We consent to the reference to our firm as experts under the caption "Independent Auditors" in the Post Effective Amendment No. 1 to the Registration Statement and related Prospectus of F.N.B. Corporation and to the incorporation by reference therein of our report dated January 22, 1997 relating to the consolidated financial statements of Southwest Banks, Inc. which have been incorporated into the consolidated financial statements of F.N.B. Corporation and Subsidiaries for the year ended December 31, 1996 by reference in the Current Report on Form 8-K dated October 29, 1998 filed with the Securities and Exchange Commission.

                                             /s/ HILL, BARTH & KING, INC.
                                             Certified Public Accountants

Naples, Florida
February 8, 1999